Filed Pursuant to Rule 433
Registration Nos. 333-257355 and 333-257355-01

*Pricing Details* $750MM Synchrony Card Issuance Trust (SYNIT 2024-A1)

Joint Lead Bookrunners: Wells Fargo Securities (str.), Barclays, and Societe Generale

Co-Managers: BofA Securities, RBC Capital Markets, TD Securities

DE&I Co-Managers: Academy Securities, CastleOak Securities

-Anticipated Capital Structure-

SERIES	CLS	$AMT(MM)	WAL	F/S*	E.FNL	L.FNL	BENCH	SPD	YLD%	CPN%	$PRICE
2024-1	A1	750.000	2.99	AAA/AAA	03/2027	03/2030	I-CRV	+81	5.099	5.040	99.98439

*Minimum expected ratings

-TRANSACTION DETAILS-
Deal Size:	$750MM
Exp. Settlement:	03/18/2024
First Pay Date:	04/15/2024
Offering Format:	Publicly Offered / SEC-Registered
ERISA Eligible:	Yes
Exp. Ratings:	Fitch / S&P
Min Denoms:	$10k x $1k
US RR Compliant:	Yes
EU RR Compliant:	EU Article 6(3)(a) retention / No Article 7 compliance
Bloomberg Ticker :	SYNIT 2024-A1
B&D:	WFS

-MARKETING MATERIALS-

* Preliminary Prospectus and Free Writing Prospectus: Attached

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